Exhibit 10.3
Execution Version
Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made effective as of June 20, 2025 (the “Amendment Effective Date”) by and between Light & Wonder, Inc., a Nevada corporation, (the “Company”) and James Sottile (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of September 4, 2018, which was replaced by an employment agreement dated August 2, 2021 (the “Agreement”);

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Revision to Section 1, Term. The Parties agree that the existing term will be extended through December 31, 2025 and that Executive will retire on December 31, 2025. The Agreement, and Executive’s employment with the Company, will end on that date.

2.Revision to Clause Addressing Equity Treatment at Retirement in Section 3. As of the Amendment Effective Date, Section 3(c)(iii) is deleted and replaced with the following

“(iii) All equity awards granted to Executive pursuant to this Agreement will be subject to the Company’s policy on equity vesting upon retirement and otherwise will be subject to the form of award agreement under which the equity grants were made, which, for the avoidance of doubt, will not impact the timing of settlement.

3.Section 4, Termination of Employment. The Parties agree that Executive will be entitled to the following upon his separation from employment due to this retirement:

(a) the Standard Termination Payments;

(b) no later than March 15, 2026, a payment of an amount equal to the Incentive Compensation which would have been payable to Executive had Executive remained employed with the Company through the date in 2026 when calendar year 2025 Incentive Compensation payments were made; and

(c) equity vesting as described in Section 3(c)(iii), as amended above in Section 2 of this Amendment.

The Parties also agree that Executive and Company are entering into a Consulting Agreement with an effective date of January 1, 2026, under which Executive will provide consulting services to Company.

4.References to Scientific Games Corporation. The parties acknowledge that all references to “Scientific Games Corporation” in the Agreement will be changed to Light & Wonder, Inc.

5.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.

6.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of June 20, 2025.

LIGHT & WONDER, INC.

By: ________________________________
Name: Roxane Lukas
Title: Chief People Capability Officer

___________________________________
James Sottile
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